Exhibit 99.1

UNITY Biotechnology, Inc. Reports Third Quarter 2018 Financial Results

SAN FRANCISCO, Calif., November 7, 2018 (GLOBE NEWSWIRE) -- UNITY Biotechnology, Inc. (“UNITY”) [NASDAQ:UBX], a biotechnology company developing therapeutics to extend healthspan by slowing, halting or reversing diseases of aging, today reported third quarter 2018 financial results.

"We finished the third quarter well-positioned to drive our clinical and pre-clinical senescence programs forward, while continuing to explore other mechanisms implicated in diseases of aging," said Keith Leonard, chairman and chief executive officer of UNITY. “Our Phase 1 clinical trial evaluating the safety and tolerability of UBX0101 in moderate to severe osteoarthritis of the knee is ongoing and on track to read out in the first quarter of next year.”

UNITY remains on schedule to file two additional Investigational New Drug (IND) applications in the second half of 2019. The most advanced pre-clinical candidates being evaluated for IND filings are targeted at ophthalmologic diseases.

Third Quarter Financial Results

Cash, cash equivalents and investments totaled $184.2 million as of September 30, 2018 compared with $92.2 million as of December 31, 2017.

Operating loss for the three months ended September 30, 2018 was $19.4 million compared with $12.1 million for the same period in 2017. The increase includes non-cash stock-based compensation expense of $2.2 million, non-cash contingent consideration of $0.6 million and depreciation expense of $0.1 million. Cash used for operations during the third quarter of 2018 was $13.9 million, which includes cash used for changes to our operating assets and liabilities of $1.1 million.

Research and development expenses were $14.4 million during the third quarter of 2018 compared with $9.6 million for the third quarter of 2017. The increase was attributable to an increase in personnel-related expenses of $2.8 million, of which $1.4 million was related to non-cash stock-based compensation expense, $1.6 million for direct research and development activities and $0.3 million for facilities-related costs.

General and administrative expenses were $4.4 million during the third quarter of 2018 compared with $2.5 million for the third quarter of 2017. The increase was predominantly due to $1.5 million in personnel-related expenses, of which $0.7 million was related to non-cash stock-based compensation expense and $0.5 million increase in expenses related to operating as a public company.

The change in estimated fair value of contingent consideration expense of $0.6 million during the third quarter of 2018 relates to the value of shares potentially issuable under two commercial agreements.

About UNITY

UNITY is developing therapeutics to extend healthspan by slowing, halting or reversing diseases of aging. UNITY's initial focus is on creating senolytic medicines to selectively eliminate senescent cells and thereby treat age-related diseases, such as osteoarthritis, eye diseases and pulmonary diseases. More information is available at www.unitybiotechnology.com or follow us on Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements related to the expected timing for the data read out from our Phase 1 clinical study of UBX0101 and the filing of our next two INDs and our potential to bring medicines to market to treat age-related diseases and extend human healthspan. Such forward-looking statements involve substantial risks and uncertainties that could cause UNITY’s research and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug discovery and development process, including UNITY’s early stage of development and our understanding of senescence biology and other fundamental biological processes associated with aging, the process of designing and conducting clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, UNITY’s ability to successfully protect and defend its intellectual property and other matters that could affect the sufficiency of existing cash to fund operations and the availability or commercial potential of UNITY’s product candidates. UNITY undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see UNITY’s recently filed Registration Statement on Form S-1 and any subsequent current and periodic reports filed with the Securities and Exchange Commission.

Unity Biotechnology, Inc.

Condensed Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$14,353	$9,599	$42,577	$25,782
General and administrative	4,389	2,484	11,688	7,040
Fair value of contingent consideration	635	—	2,393	—
Total operating expenses	19,377	12,083	56,658	32,822
Operating loss	(19,377)	(12,083)	(56,658)	(32,822)
Interest income	1,068	348	2,246	734
Other expense, net	(37)	(15)	(70)	(25)
Net loss	(18,346)	(11,750)	(54,482)	(32,113)
Other comprehensive loss
Unrealized gain (loss) on marketable securities, net of tax	(42)	16	(15)	(4)
Comprehensive loss	$(18,388)	$(11,734)	$(54,497)	$(32,117)
Net loss per share, basic and diluted	$(0.45)	$(3.63)	$(2.29)	$(10.17)
Weighted-average number of shares used in computing net loss per share, basic and diluted	41,057,861	3,236,760	23,762,450	3,157,505

Unity Biotechnology, Inc.

Condensed Balance Sheets

(In thousands)

	September 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$28,897	$7,298
Contribution receivable	—	1,382
Short-term marketable securities	148,917	79,212
Prepaid expenses and other current assets	2,002	988
Total current assets	179,816	88,880
Property and equipment, net	6,345	6,958
Long-term marketable securities	6,386	5,118
Restricted cash	550	550
Other long-term assets	1,624	518
Total assets	$194,721	$102,024

Liabilities, convertible preferred stock, and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$2,624	$2,378
Accrued compensation	2,839	2,181
Accrued and other current liabilities	4,618	3,338
Contingent consideration liability, current portion	1,609	—
Total current liabilities	11,690	7,897
Deferred rent, net of current portion	2,667	3,166
Contingent consideration liability, net of current portion	784	—
Other non-current liabilities	64	118
Total liabilities	15,205	11,181

Convertible preferred stock	—	173,956
Stockholders' equity (deficit):
Common stock	4	1
Additional paid-in capital	321,594	4,072
Related party promissory notes for purchase of common stock	(201)	(202)
Employee promissory notes for purchase of common stock	(400)	—
Accumulated other comprehensive loss	(119)	(104)
Accumulated deficit	(141,362)	(86,880)
Total stockholders' equity (deficit)	179,516	(83,113)
Total liabilities, convertible preferred stock, and stockholders' equity (deficit)	$194,721	$102,024

Investors

Endurance Advisors

Elizabeth Broder

ebroder@enduranceadvisors.com

Media

Austine Graff

1-650-443-6725

austine.graff@unitybiotechnology.com